                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           PERSISTENCE SOFTWARE, INC.,
                            a California corporation

         The undersigned Christopher Keene and Christine Russell hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of Persistence Software, Inc., a California corporation (the "Corporation").

2. The Articles of Incorporation of the Corporation, as amended or supplemented to the date of the filing of these Restated Articles of Incorporation, including amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code), are amended and restated in their entirety as in Appendix I attached hereto.

3. The amendments and restatements herein set forth have been duly approved by the Board of Directors of the Corporation.

4. The amendments herein set forth have been duly approved by the required vote of the shareholders of the Corporation in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing amendments was 7,750,222 shares of Common Stock, par value $.001 per share, 2,134,715 shares of Series A Preferred Stock, par value $.001 per share, 3,243,192 shares of Series B Preferred Stock, par value $.001 per share, 1,544,277 shares of Series C Preferred Stock, par value $.001 per share, and 775,701 shares of Series D Preferred Stock, par value $.001 per share. The number of shares voting in favor of the foregoing amendments equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock and Preferred Stock, voting together, two-thirds (66 2/3%) of the outstanding shares of Preferred Stock, voting as a separate class, and a majority of the outstanding shares of Series C Preferred Stock, voting as a separate series.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

         Executed at San Mateo, California, on May 25, 1999.


                                    /s/ Christopher Keene
                                    ------------------------------------------
                                    Christopher Keene, President


                                    /s/ Christine Russell
                                    ------------------------------------------
                                    Christine Russell, Secretary

                                   Appendix I

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           PERSISTENCE SOFTWARE, INC.
                            a California corporation

                                    ARTICLE I

                                      NAME

 The name of this corporation is Persistence Software, Inc. (the "Corporation").

                                   ARTICLE II
                                    PURPOSES

         The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   ARTICLE III
                                  CAPITAL STOCK

         The total number of shares of all classes of stock which the Corporation is authorized to issue is forty-nine million (49,000,000) shares, consisting of forty-one million one hundred thousand (41,100,000) shares of Common Stock, par value $0.001 per share, and seven million nine hundred thousand (7,900,000) shares of Preferred Stock. The Preferred Stock shall be issued in four series. The first series of Preferred Stock shall be designated Series A Preferred Stock and shall consist of two million one hundred thirty-four thousand seven hundred fifteen (2,134,715) shares, par value $0.001 per share, the second series of Preferred Stock shall be designated Series B Preferred Stock and shall consist of three million two hundred forty-three thousand one hundred ninety-two (3,243,192) shares, par value $0.001 per share, the third series of Preferred Stock shall be designated Series C Preferred Stock and shall consist of one million five hundred forty-four thousand two hundred seventy-seven (1,544,277) shares, par value $0.001 per share, and the fourth series of Preferred Stock shall be designated Series D Preferred Stock and shall consist of seven hundred seventy-five thousand seven hundred one (775,701) shares, par value $0.001 per share.

         The relative rights, preferences, privileges and restrictions granted to or imposed on the respective series or classes of capital stock or the holders thereof are as follows:

         Section 1. Dividends. The holders of Series A Preferred Stock shall be entitled to receive cumulative dividends, prior to the payment of any dividends on the Common Stock, at the rate of $0.035797 per annum per share of Series A Preferred Stock then held by them, the holders of Series B Preferred Stock shall be entitled to receive noncumulative dividends, prior to the payment of any dividends on the Common Stock, at the rate of $0.1374 per annum per share of Series B Preferred Stock then held by them, the holders of Series C Preferred Stock shall be entitled to receive noncumulative dividends, prior to the payment of any dividends on the Common Stock, at the rate of $0.2778 per annum per share of Series C Preferred Stock then held by them, and the holders of Series D Preferred Stock shall be entitled to receive noncumulative dividends, prior to the payment of any dividends on the Common Stock, at the rate of $0.321 per annum per share of Series D Preferred Stock then held by them, out of any funds legally available therefor, when and as declared by the Board of Directors or upon the event of any liquidation, dissolution or winding up of the Corporation. No dividends shall be paid to holders of Common Stock unless all accrued dividends on the Series A Preferred Stock have been declared and paid and all declared dividends on the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been paid, and unless at the same time dividends equal to the dividends paid per share of Common Stock are declared and paid to holders of Preferred Stock based on the number of shares of Common Stock into which each share of Preferred Stock is then convertible, as adjusted from time to time pursuant to Section 4 hereof.

         Dividends, if paid or declared and set apart for payment, must be paid or declared and set apart for payment in full on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock contemporaneously, or, if less than full dividends are paid or declared and set apart for payment on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, the same percentage of dividends shall be paid or declared and set apart for payment on each such series of Preferred Stock, based on the aggregate dividend preference of each such series.

         Section 2.   Liquidation Preference.

                  (a) (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (as such amount shall be adjusted to reflect subdivisions and combinations of shares and stock dividends), (i) with respect to each outstanding share of Series A Preferred Stock, $0.59662 (the "Original Series A Liquidation Price"), together with all accrued but unpaid dividends with respect to each such share (the "Series A Liquidation Amount"), (ii) with respect to each outstanding share of Series B Preferred Stock, $2.29 (the "Original Series B Liquidation Price"), together with all declared but unpaid dividends with respect to each such share (the "Series B Liquidation Amount"), (iii) with respect to each outstanding share of Series C Preferred Stock, $4.63 (the "Original Series C Liquidation Price"), together with all declared but unpaid dividends with respect to each such share (the "Series C Liquidation Amount"), and (iv) with respect to each outstanding share of Series D Preferred Stock, $5.35 (the "Original Series D Liquidation Price"), together with all declared but unpaid dividends with respect to each such share (the "Series D Liquidation Amount"). If the assets and funds legally available for distribution among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then such assets and funds shall be distributed ratably among the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the total preferential liquidation amount which each such holder is entitled to receive.

                      (ii) Upon the completion of the distribution required by
Section 2(a)(i) above, the remaining assets of the Corporation available for distribution to shareholders shall be distributed between the holders of the Series C Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such shares of Series C Preferred Stock) until the holders of Series C Preferred Stock shall have received an aggregate of $6.945 per share of Series C Preferred Stock held (including amounts paid pursuant to Section 2(a)(i) above) and; thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

                  (b) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (A) the Corporation's sale of all or substantially all of its assets or (B) the consolidation or merger of the Corporation with or into any other corporation or corporations or the effecting by the Corporation of a transaction or series of related transactions after the Original Issue Date, as hereinafter defined, in which the shareholders of record of the Company immediately prior to such transaction or series of related transactions will hold (by virtue of the voting securities issued as consideration for such transaction or series of related transactions) less than 50% of the voting securities of the surviving entity (or parent, if any) immediately after such transaction or series of related transactions.

                      (ii) In any of such events, if the consideration received by the Corporation is other than cash or indebtedness its value will be deemed to be its fair market value. In the case of securities, fair market value shall be determined as follows:

                           (A) Securities not subject to investment or other
similar restrictions on free marketability:

                                    (I) If traded on a securities exchange, the
value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                    (II) If actively traded over-the-counter,
the value shall be deemed to be the average of the closing sale prices over the 30-day period ending three (3) days prior to the closing; and

                                    (III) If there is no active public market,
the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the then-outstanding shares of Preferred Stock, based on the number of shares of Common Stock into which each share of Preferred Stock is convertible, as adjusted from time to time pursuant to Section 4 hereof.

                           (B) The method of valuation of securities subject to
investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (A) (I),
(II) or (III) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then-outstanding shares of Preferred Stock based on the number of shares of Common Stock into which each share of Preferred Stock is convertible, as adjusted from time to time pursuant to Section 4 hereof.

                           (C) If such holders and the Corporation are unable to
agree as to matters for which their agreement is called for in this Section 2(b)(ii), the value of such consideration shall be determined by two investment bankers owning seats on the New York Stock Exchange who have no past, present or contemplated relationship with the Corporation or the holders of the then-outstanding shares of Preferred Stock, one of whom shall be selected by the Corporation's Board of Directors and the other by the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a class, based on the number of shares of Common Stock into which each share of Preferred Stock is convertible, as adjusted from time to time pursuant to Section 4 hereof. Any such determination of value shall be final and binding on the Corporation and such holders.

         Section 3.   Voting Rights.

                  (a) General. Each holder of shares of Common Stock issued and outstanding shall have one vote for each such share and each holder of shares of Preferred Stock issued and outstanding shall have the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock are convertible at the record date for determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Each holder of shares of Preferred Stock shall be entitled to receive notice, together with the holders of each share of Common Stock, of all shareholder meetings even if only the holders of Common Stock are entitled to vote on the issues addressed at such meeting.

                  (b) Board of Directors. The authorized number of directors is set at eight (8) and may be increased or decreased only by an amendment to these Articles of Incorporation. At all elections of members of the Corporation's Board of Directors, each holder of shares of the Corporation's stock shall be entitled to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to such holder's shares of stock multiplied by the number of directors to be elected by such holder, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two (2) or more of them as such holder may see fit.

         Section 4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a)      Right to Convert.

                           (i) Optional Conversion. Each share of each series of
Preferred Stock shall be convertible at the option of the holder thereof at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Liquidation Price for such series of Preferred Stock by the Conversion Price at the time in effect for such series of Preferred Stock. The initial Conversion Price for shares of Series A Preferred Stock shall be the Original Series A Liquidation Price; the initial Conversion Price for shares of Series B Preferred Stock shall be the Original Series B Liquidation Price; the initial Conversion Price for shares of Series C Preferred Stock shall be the Original Series C Liquidation Price; and the initial Conversion Price for shares of Series D Preferred Stock shall be the Original Series D Liquidation Price; provided, however, that the Conversion Price for each such series of Preferred Stock shall be subject to adjustment as set forth below.

                           (ii) Automatic Conversion. Each share of each series
of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price for such series of Preferred Stock upon
(a) the closing of an underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at an aggregate offering price of not less than Twelve Million Dollars ($12,000,000) and at a public offering price per share (prior to underwriter commissions and expenses) that is not less than $7.00 (as adjusted to reflect subdivisions and combinations of shares of Common Stock and stock dividends paid in shares of Common) or (b) the date specified by vote or written consent or agreement of: (i) the holders of at least two-thirds (66 2/3%) of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) the holders of at least a majority of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted to Common Stock basis. In the event of such a public offering, the person(s) entitled to receive the Common Stock issuable upon conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of Common Stock, at which time each series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Preferred Stock being converted are either delivered to the Corporation or its transfer agent, as hereinafter provided, or the holder notifies the Corporation or any transfer agent, as hereinafter provided, that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon the automatic conversion of the Preferred

Stock, the holders of the Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder's name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                           (iii) Upon conversion of the Preferred Stock, the
Common Stock so issued shall be duly and validly issued, fully paid and nonassessable shares of the Corporation.

                  (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price for such series of Preferred Stock. Except as provided in Section 4(a)(ii), before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash payable in lieu of fractional shares of Common Stock (after aggregating all shares of Common Stock issuable to such holder of Preferred Stock upon conversion of the number of shares of Preferred Stock at the time being converted). In addition, if less than all of the shares represented by such certificates are surrendered for conversion pursuant to Section 4(a)(i), the Corporation shall issue and deliver to such holder a new certificate for the balance of the shares of Preferred Stock not so converted. Except as provided in Section 4(a)(ii), such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock issuable upon such conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (c) Adjustment to Conversion Price for Diluting Issues.

                           (i) Special Definitions. For purposes of this Section
4(c), the following definitions shall apply:

                                    (1) "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities, except for those issued to officers, directors or employees of, or consultants to, the Corporation as provided in Section 4(c)(i)(4)(B).

                                    (2) "Original Issue Date" shall mean the
date on which the first share of Series D Preferred Stock is issued.

                                    (3) "Convertible Securities" shall mean any
evidences of indebtedness, shares (other than Common Stock or Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (4) "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                                             (A) shares of Common Stock issued
or issuable upon conversion of shares of Preferred Stock;

                                             (B) shares of capital stock issued
or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option plan, stock purchase plan or other stock incentive agreement unanimously approved by the Board of Directors;

                                             (C) shares of capital stock or
securities exercisable for or convertible into shares of capital stock issued to equipment or other lessors or institutional or other lenders or otherwise in connection with bank or institutional loans, unanimously approved by the Board of Directors;

                                             (D) shares of capital stock or
securities exercisable for or convertible into shares of capital stock issued as a dividend or distribution on Preferred Stock;

                                             (E) shares of Common Stock or
Preferred Stock issuable upon exercise of warrants outstanding as of the date of these Amended and Restated Articles of Incorporation; and

                                             (F) shares of Common Stock issued
pursuant to a transaction described in Section 4(c)(vi) hereof.

                           (ii) No Adjustment of Conversion Price. No adjustment
in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issuance, for such series of Preferred Stock.

                           (iii) Deemed Issue of Additional Shares of Common.

                                    (1) Options and Convertible Securities. In
the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued with respect to a particular series of Preferred Stock unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for such series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and, provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                             (A) no further adjustment in the
Conversion Price for a particular series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                             (B) if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for a particular series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease, insofar as it affects such Conversion Price, but no further change in such Conversion Price shall be made upon the exercise, conversion or exchange of such Options or Convertible Securities;

                                             (C) if any such Options or
Convertible Securities shall expire without having been exercised or converted, the Conversion Price for a particular series of Preferred Stock as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; and

                                             (D) no readjustment pursuant to
clauses (B) or (C) above shall have the effect of increasing the Conversion Price for a particular series of Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Preferred Stock on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price for such series of Preferred Stock that would have resulted from any actual issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                           (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in each such event, the Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that, for the purposes of this Section 4(c)(iv), all shares of Common Stock issuable upon conversion of outstanding shares of Preferred Stock and shares of Common Stock issuable upon conversion of outstanding Convertible Securities shall be deemed to be outstanding; and, further provided, that immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 4(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                           (v) Determination of Consideration. For purposes of
this Section 4(c), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows;

                                    (1) Cash and Property. Such consideration
shall :

                                             (A) insofar as it consists of cash,
be computed at the aggregate amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                                             (B) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                             (C) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, by the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                    (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing:

                                             (A) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                             (B) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (vi) Adjustments for Dividends, Distributions,
Subdivisions, Combinations or Consolidation of Common Stock.

                                    (1) Stock Dividends, Distributions or
Subdivisions. Notwithstanding any provision to the contrary in Section 4(c)(iv), in the event the Corporation shall issue Additional Shares of Common Stock pursuant to a stock dividend, stock distribution or subdivision, the Conversion Price for each series of Preferred Stock in effect immediately prior to such stock dividend, stock distribution or subdivision shall concurrently with such stock dividend, stock distribution or subdivision, be proportionately decreased.

                                    (2) Combinations or Consolidations. In the
event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (d) No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of each series of Preferred Stock against impairment.

                  (e) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holders of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                  (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Stock.

                  (g) Notices of Record Date. In the event that the Corporation shall propose at any time:

                           (i) to declare any dividend or distribution upon the
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus, other than distributions to shareholders in connection with the repurchase of Common Stock from former employees or consultants upon termination of service to the Corporation pursuant to plans or arrangements approved by the Board of Directors of the Corporation; or

                           (ii) to offer for subscription to all holders of any
class or series of its capital stock any additional shares of stock of any class or series or any other rights; or

                           (iii) to effect any reclassification or
recapitalization; or

                           (iv) to merge or consolidate with or into any other
corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Preferred Stock:

                                    (1) at least 20 days' prior written notice
of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                    (2) in the case of the matters referred to
in (iii) and (iv) above, at least 20 days prior written notice of the date of a shareholders meeting at which a vote on such matters shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event and the amount of securities or other property deliverable upon such event).

                                    Each such written notice shall be given
personally or by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

         Section 5. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         Section 6. Protective Provisions.

                  (a) In addition to any other rights provided by law, so long as at least 500,000 shares of Preferred Stock (as adjusted for stock splits, reverse stock splits, stock dividends, recapitalizations and the like) are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of two-thirds (66 2/3%) of the outstanding shares of Preferred Stock voting together as a class (based on the number of shares of Common Stock into which each share of Preferred Stock is convertible, as adjusted from time to time pursuant to Section 4 hereof):

                           (i) take any action which alters or changes any of
the rights, privileges or preferences of the Preferred Stock, including without limitation (A) increasing the aggregate number of authorized shares of Common Stock, Preferred Stock, or any series of Preferred Stock, other than an increase incident to Section 4(c)(vi), (B) effecting an exchange, reclassification or cancellation of all or part of the shares of Preferred Stock, other than in accordance with Section 4(c)(vi), and (C) effecting an exchange, or creating a right of exchange, of all or part of the shares of another class into the shares of Preferred Stock;

                           (ii) take any action which creates any new class or
series of shares having any right, preference, priority or power superior to or on a parity with any such right, preference, priority or power of any series of Preferred Stock;

                           (iii) take any action involving (A) the sale by the
Corporation of all or a substantial portion of its assets, or (B) any reorganization of the Corporation or the consolidation or merger of the Corporation with or into any other corporation or corporations or other transaction or series of related transactions in which the shareholders of record of the Company immediately prior to such transaction or series of related transactions will hold (by virtue of the voting securities issued as consideration for such transaction or series of related transactions) less than 50% of the voting securities of the surviving entity (or parent, if any) immediately after such transaction or series of related transactions.

                           (iv) amend the Corporation's Articles of
Incorporation;

                           (v) do any act or thing which would result in
taxation to the holders of Preferred Stock under Section 305 of the Internal Revenue Act of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended); or

                           (vi) declare or pay any dividend or other
distribution on Common Stock (other than in shares of Common Stock).

                  (b) Notwithstanding the provisions of Section 6(a) above, and in addition to any other rights provided by law, so long as any shares of Preferred Stock are outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of a series of Preferred Stock voting together as a separate class, take any action which alters or changes any of the rights, privileges or preferences of such series of Preferred Stock so as to affect such shares adversely and in a manner different than any other series of Preferred Stock.

         Section 7. Inapplicability of Corporations Code Sections 502 and 503. As authorized by Section 402.5 of the California Corporations Code, the provisions of Sections 502 and 503 of the California Corporations Code shall not apply to, and the liquidation and dividend preferences of holders of Series A Preferred Stock and Series B Preferred Stock provided herein shall not be deemed to be impaired by, any distributions made by the Corporation in connection with the repurchase of the Corporation's Common Stock from former employees or consultants upon termination of their employment or services pursuant to agreements between the Corporation and such persons providing for the right of such repurchase and the holders of Preferred Stock shall be deemed to have consented to such repurchases.

                                   ARTICLE IV
                              DIRECTORS AND AGENTS

         The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through by-law provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted Section 317 of the California Corporations Code, subject only to the applicable limits on indemnification set forth in
Section 204 of the California Corporations Code with respect to actions for breach of duty to the Corporation or its shareholders. Any repeal or modification of this Article IV, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article IV, shall only be prospective and shall not adversely affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act giving rise to indemnification.